Exhibit 4.5

Free translation

THIRD PARTY STORES MANAGEMENT AGREEMENT

SERVICE CONSUMER
Name: SENDAS DISTRIBUIDORA S/A	Tax ID No.: 06.057.223/0001-71
Address: Avenida Ayrton Senna, nº 6.000
County: Rio de Janeiro	State: RJ
Responsible/Department:
Tel.:	E-mail:
SERVICE PROVIDER
Name: FRONTEIRA SERVIÇOS IMOBILIÁRIOS LTDA.	Tax ID No.: 34.309.019/0001-36
Address: Av. Brigadeiro Luis Antonio, nº 3.126
County: São Paulo	State: SP
Responsible/Department: Rodrigo Keniti Fernandes Gusukuma
Tel.: 55 (11) 3886-5964	E-mail: rodrigo.gusukuma@gpamalls.com

SERVICE CONSUMER              and                SERVICE PROVIDER referred together herein as “Parties” and individually as “Party”.

WHEREAS:

a)  The SERVICE PROVIDER develops and explores the business activity of sale, management and operation of retail sites;

b)  The SERVICE PROVIDER also explores the business activity of sale of sites and marketing for interested third parties; and

c)  The SERVICE CONSUMER has different stores located at the addresses described in Annex I and desires to hire the services provided by the SERVICE PROVIDER to perfect the businesses of its retail sites.

NOW THEREFORE, the Parties agree to enter into this Third-Party Stores Management Agreement (the “Agreement”), pursuant to the following terms and conditions:

CLAUSE 1 – SERVICES

1.1. This Agreement is entered by the Parties for the execution of the services (“Services”), by the SERVICE PROVIDER to the SERVICE CONSUMER, as detailed below:

(i) Commercialization of retail sites (“Lease of Sites”), including the advertisement of the sites in the digital platforms of the Economic Group of the SERVICE PROVIDER, at the request and on behalf of the SERVICE CONSUMER;

(ii) Management of all lease agreements relating to leases of Commercial Sites (“Agreements Management”), including all agreements that were not intervened by the SERVICE PROVIDER, which shall have the participation of the SERVICE CONSUMER in the event of amendments to pre-existing agreements;

(iii) Announcement and marketing of sites and/or marketing of third parties (“Marketing”), at the request and on behalf of the SERVICE PROVIDER;

(iv) Temporary Concession of rights to use sites for the preparation of events and other purposes (“Site Concession”), at the request and on behalf of the SERVICE PROVIDER;

(v) Temporary Concession of Sites (“Kiosk”);

(vi) Intervening and hiring of legal counseling relating to lease agreements (“Legal Counseling”), at the request and on behalf of the SERVICE PROVIDER; and

(vii) Business operations of kiosks (“Operation”).

THIRD PARTY STORES MANAGEMENT AGREEMENT

1.2. The Parties agree as to the possibility of the SERVICE PROVIDER to initiate studies and work necessary relating to Commercial Sites of the SERVICE CONSUMER, allowing full access of the SERVICE PROVIDER to its retail sites and to the related lease agreement, as well to all the relevant documentation.

1.3. Concerning to item (iii) of Section 1.12 above, the Parties agree as follows:

1.3.1. The SERVICE PROVIDER, SERVICE CONSUMER and advertising and marketing agencies (“Agencies”) will execute specific agreements (“Advertising Agreements”) for the marketing services of the agencies clients (“Advertisers”);

1.3.2. The divulgation of each advertise on the sites and its commercial and operational conditions will be formalized through a legal instrument called Insertion Request (“IR”), which shall be signed between the Advertisers and the Agencies and to be included as an exhibit to the Advertising Agreements;

1.3.3. The SERVICE CONSUMER will have the sole discretion to approve the advertises and the Advertisers that are negotiating sites with the SERVICE PROVIDER.

CLAUSE 2 – PAYMENT

2.1. For the Services rendering, the SERVICE CONSUMER will pay the SERVICE PROVIDER, as follows:

2.1.1. Sites Commercialization (leases):

(a) value of 3,3% of the GLV (general lease value), paid by the SERVICE CONSUMER to the SERVICE PROVICER upon the signature of the Lease agreement;

(b) If the lease is extended, the payment detailed in item (a) above, 20% of the spread between the old lease value and the new lease value.

(c) If the GLV, which is defined as the sum of the amounts of the leases, is variable (e.g. percentage of the lessee gross revenue), the SERVICE PEROVIDER will present the SERVICE CONSUMER the projection of the monthly gross revenue of the lessee. The payment will be equal to the percentage of item (a) above applied to the gross revenue of the lessee.

2.1.2. Marketing and Site Concession: payment of 30% of the revenue of the SERVICE CONSUMER with the Marketing, Site Concession and events, all offset of the production and appliance costs.

2.1.3. Temporary Concession of Sites (Kiosk): monthly payment of 8,33% of the monthly lease due and paid, being certain that this payment will only be due to the SERVICE PROVIDER in relation to Temporary Concession duly intervened by the SERVICE PROVIDER;

THIRD PARTY STORES MANAGEMENT AGREEMENT

2.1.4. Agreement Management: management fee of 10% of the revenue of the managed agreements (lease, advertising, site concession, temporary site concession), regardless if the agreements are intervened by the SERVICE PROVIDER or not; and

2.1.5. Operation: operation fee of 12% of the revenue of the managed agreements (lease, advertising, site concession, temporary site concession), regardless if the agreements are intervened by the SERVICE PROVIDER or not.

2.2. The payments detailed in Section 2.1 will be paid by the SERVICE CONSUMER to the SERVICE PROVIDER as follows:

(i) The SERVICE PROVIDER will charge the lessees on behalf of the SERVICE CONSUMER, being certain that the SERVICE CONSUMER will receive the payments directly by the lessees.

(ii) The SERVICE CONSUMER has the full responsibility to indicate to the SERVICE PROVIDER, until the 20th of each month, the values owed by the lessees with the costs associated with the common areas and specific consumption (light, water, gas, among others) (“Costs”). The Costs shall be charged by the SERVICE PROVIDER from the lessees, in the subsequent month of the values informed by the SERVICE CONSUMER.

(iii) The payment of fees to the SERVICE PROVIDER will be done at month’s end and shall be based in the percentage of revenues of the respective month.

(iv) The SERVICE CONSUMER shall pay the services fees to the SERVICE PROVIDER by means of wire transfer or bill.

2.3. The payments that shall be done to the SERVICE PROVIDER already includes all the related charges such as taxes (ISS, PIS and COFINS) owed in connection with the Services, as well as all associated expenses, including salaries to the personnel hired for execution of the Services. The SERVICE PROVIDER will not charge any other costs or expenses related to the Services, unless the SERVICE CONSUMER agrees to pay any additional charges before the payment is due, which will only be due by the SERVICE CONSUMER if the SERVICE PROVIDER proves such cost or expense.

2.4. The taxes that are due or will be due in connection with the payments made within this Agreement will be solely paid by the person who is responsible for such payment in accordance with the applicable law.

CLAUSE 3 – OBLIGATIONS OF THE SERVICE PROVIDER

3.1. In addition to the other obligations of this Agreement, the SERVICE PROVIDER agrees to:

a) Render the Services in accordance with the applicable law and the SERVICE CONSUMER needs and requests, and all Services shall be rendered with quality, best practices and in congruence with their purpose;

b) Comply with all the orders, law and regulation of all governmental authorities, being liable for the compliance of agreements and sub agreements with the aforementioned orders, law and regulations, as well as this Agreement and its Annexes;

THIRD PARTY STORES MANAGEMENT AGREEMENT

c) Train all the employees of services providers that will render the Services, being prohibited the execution of any activity that is different from the Services;

d) Pay all the direct and indirect compensations owed to its employees, representatives, services providers, direct or indirectly involved with the rendering of the Services of this Agreement, as well as all the taxes, costs and expenses owed in connection with the labor or contractual relation and this Agreement;

e) Obtain and guarantee that all the licenses, authorizations and permissions needed for the Services rendered are valid, including any qualification or demand that may come from any union or profession boards.

CLAUSE 4 – OBLIGATION OF THE SERVICE CONSUMER

4.1. In addition to the other obligations of this Agreement, the SERVICE CONSUMER agrees to:

a) To deliver to the SERVICE PROVIDER, as a part of a due diligence, the documents and information needed for the Services rendering, as detailed below:

a.1. Cadastral information’s, Agreements and material understandings with all sublessees/assignees, suppliers and partners, who maintain or have maintained agreements of any nature, signed less than 1 year ago with the SERVICE CONSUMER, relating to the real state were the SERVICE PROVIDER will render its services.

a.2. Access to all the valid agreements with the landowners of the real state in full, relating to the real state were the SERVICE PROVIDER will render its services.

a.3. The aforementioned information shall be delivered by the SERVICE CONSUMER to the SERVICE PROVIDER within 30 days of the signing of this Agreement.

a.4. The SERVICE PROVIDER will have the right to analyze all documents detailed and delivered by the SERVICE PROVIDER to the SERVICE CONSUMER, for the period of 6 months. During this timeframe, the Parties may agree to alter directives, as well as to amend this Agreement, always through the preparation of a signed written instrument.

b) Pay money owed in due time in connection with this Agreement;

c) Audit, at its own willingness, all the Services, without any type of diminution of the liability of the SERVICE PROVIDER in relation to the Services rendering;

d) Inform the SERVICE PROVIDER immediately if a Commercial Site is leased.

4.2. If there is any pre-existent lease in the Venture, the SERVICE CONSUMER shall, within 30 days from the signature of this Agreement, provide the inclusion of the SERVICE PROVIDER as manager in the lease agreements. After 30 days, regardless of any formal act, or the lack thereof, of the SERVICE PROVIDER, as manager in those agreements, will have the right to collect the payments relating to managing and operation, which will be due by the SERVICE CONSUMER.

THIRD PARTY STORES MANAGEMENT AGREEMENT

CLAUSE 5 - CONFIDENTIALITY

5.1 Each Party and each respective partner, employees, representatives and/or services providers, hereby undertakes to not disclose any information, data, organization methods, commercial rules or any other documents, data and information’s of the other Party and its respective affiliates, that it may get ahold in the development of this Agreement. The failure by any Party to fulfill the obligation set forth in this Section will subject the respective Party to civil and criminal liability.

5.2. After termination of this Agreement, regardless of the reason for termination, the Party that has received any information relating to the other Party shall return such information to the giving Party and any and all documents that it may have in its possession, or it shall destroy any and all such information or documents.

5.3. If the Party that receives any information from the other Party is required by any governmental body or judicial and/or administrative order do disclose any information or document relating to the other Party, it shall inform immediately the other Party and it shall only make available enough information to meet such request.

5.4 All the obligations set forth in this Clause shall remain valid for the entirety of the validity of this Agreement and for an additional 5 years from the termination of this Agreement, regardless if the Parties remain associated or not.

CLAUSE 6 – TERM AND TERMINATION

6.1 This Agreement is entered into by the Parties and will remain valid for a period of 60 months, which will be counted from de signature date of this Agreement, and it may be extended by the written and signed agreement of both Parties.

6.2. Without limitation of Section 6.1 above, any Party may terminate this Agreement, regardless of any reason, by sending a written communication to the other Party with a ninety day advance; Fulfilled this requirement, none of the Parties will owe the other Party any kind of penalty or indemnity, or any other sum of money, with the exception of amounts due in connection with this Agreement that are owed before the effective termination of this Agreement.

6.3. This Agreement may be terminated immediately by:

a) Any Party, when the other Party have not corrected any noncompliance or breach of this Agreement within 15 days from the receival of a written communication by the other Party to correct such noncompliance or breach, without limitation of any penalty or losses or damages that may be due;

b) Any Party, if the other Party is in any bankruptcy or insolvency proceeding;

c) By the SERVICE CONSUMER, if the SERVICE PROVIDER has lost its license or qualification for the rendering of the Services;

d) Other cases provided for in law.

THIRD PARTY STORES MANAGEMENT AGREEMENT

6.4 Regardless of the term of this Agreement, the Clauses that, by their own nature, shall remain valid, will remain valid after the termination of this Agreement.

6.5. If this Agreement is terminated, regardless of the procedure for termination, and it’s not extended, the payment of the amounts in connection with the Services rendering of the Sites Commercialization, detailed in Section 2.1.1, will be owed by the SERVICE CONSUMER, counting the months that remain for the end of the lease term which were intervened by the SERVICE PROVIDER.

CLAUSE 7 – OBLIGATIONS OF THE SERVICE PROVIDER IN CASE OF JUDICIAL PROCEEDINGS

7.1. The Parties hereby expressly state that this Agreement does not constitute any employment relationship or liability of the SERVICE CONSUMER in relation to the personnel of the SERVICE PROVIDER employed for the execution of the Services, being the sole responsibility of the SERVICE PROVIDER to pay all the costs, expenses and salaries concerning such employees and to comply with all applicable law.

7.2. The SERVICE PROVIDER hereby undertakes to assume any and all claims related to working relations that may exist in connection with its employees that have rendered the Services of this Agreement, which may have a judicial or administrative nature, being solely responsible for hiring counsel to its defense and to pay all related costs and expenses, including fees due to the court or to third party counsel.

7.3. The SERVICE PROVIDER will promptly reimburse the SERVICE CONSUMER of any and all costs that the SERVICE CONSUMER may have to pay and are related to payments that are the sole responsibility of the SERVICE PROVIDER in accordance with this Clause. The payment shall be made by the SERVICE PROVIDER within 10 business days after a final and unappealable decision within such proceedings, which shall be counted from the communication sent by the SERVICE CONSUMER to the SERVICE PROVIDER detailing such costs and expenses and presenting proofs of payment, and the counsel fees shall be limited to the value provided for in the Brazilian Bar Association Table of Fees.

7.4. If the SERVICE PROVIDER is demanded in any judicial and/or administrative claim relating to obligations that are the sole responsibility of the SERVICE CONSUMER, regardless of the nature of the claim, the SERVICE CONSUMER will request its inclusion in such demand and request the exclusion of the SERVICE PROVIDER of the claim as defendant and/or requested party, in case of administrative claims. If the SERVICE PROVIDER is not excluded from a claim, regardless of the reason, the SERVICE PROVIDER will choose counsel to conduct its defense, being the SERVICE CONSUMER solely liable for paying the costs relating to the SERVICE PROVIDER defense, including court fees.

THIRD PARTY STORES MANAGEMENT AGREEMENT

CLAUSE 8 – REPRESENTATIONS AND WARRANTIES

8.1. Each Party hereby represents and warranties:

a) It is an entity duly organized and valid existing, and it has the authority to possess its assets and to conduct its business;

b) It has the capacity, powers and authority to execute this Agreement and to fulfill all the obligation set forth herein;

c) Performs its business in strict accordance with the applicable law and regulations and it has all the approvals, licenses, permits and/or permissions;

d) Performs all the actions needed for the environment protection, conducting its business in a sustainable manner and complying with all environmental applicable law and regulations;

e) Complies strictly with the Statute for Minors (Law No. 8.069/90) and other applicable law or regulation and it does not employ any minors to its labor or workforce, including apprentices, in an environment that its harmful for the minor development, and it does not maintain any commercial agreement or understanding with entities that do not comply with this item ‘e’;

f)  It does not explores and will not explore any workforce that is similar to slave condition, complying fully with the Universal Declaration of Human Rights, as well as the Conventions No. 29 and 105 of the International Labor Organization, its Declaration of Principles and Fundamental Labor Rights and the American Convention of Human Rights;

g) It does not have discrimination practices which limit the access of certain individuals in its workforce;

h) Its workforce environment does not imply risks to its employees, training and implementing actions to reduce any risks in relation to labor casualty, in addition to improve its workforce working conditions. In the working environment, the employees have access to drinking water, adequate ventilation, emergency exits, appropriate lightning, suitable bathrooms and generally safety conditions; and

i)  It does not hire third parties that do not comply with the aforementioned principles.

8.2. In the case of proposals and prospection of lessees to the SERVICE CONSUMER, if the commercialization of the real state is not conclude with the lessee, the SERVICE CONSUMER will be prohibited to commercialize with this lessee for the same real state without the intervening of the SERVICE PROVIDER, for a term of 24 months, which shall be counted from the remittance of the proposal by the SERVICE PROVIDER.

8.2.1. If the aforementioned transaction is concluded without the intervening of the SERVICE PROVIDER, the SERVICE CONSUMER will pay fully the value of commercialization to the SERVICE CONSUMER.

CLAUSE 9 – GENERAL PROVISIONS

9.1. The communications between the Parties may be done through the e-mail address detailed in the first page of this Agreement. However, any communication concerning a contractual default by any Party shall be done by delivery of a hard copy of the communication in the address of the other Party. Both Parties hereby agree to inform each other if there are any changes in the respective addresses.

9.2. Failure to exercise or delay in the exercise of any right under this Agreement and its related documents will not prevent the exercise of such right or the corresponding right to action and shall not constitute a waiver of, novation of or consent to such default or any other that may occur in the future. No partial exercise of any right shall preclude the subsequent exercise of such right or any other right.

THIRD PARTY STORES MANAGEMENT AGREEMENT

9.3. The Parties to this Agreement are independent contractors. There is no relationship of agency, partnership, joint venture, employment or franchise between the Parties, and no Party may represent the other with any other third party without the previous consent from the other Party.

9.4. This Agreement is biding upon the Parties and its respective successors.

9.5. This Agreement does not constitute exclusivity of one Party in relation to the other, being both Parties free to execute agreements with third parties with the subject similar to this Agreement.

9.6. None of the contracting Parties hereto may assign this Agreement, whether in whole or in part, without the prior written consent of the other Party. Partial or entire assignment will only be effective after execution of a written agreement between the Parties and the person to which this Agreement is being assigned.

9.7. If any of the Parties is temporally impeded to fulfill its obligations, whether in whole or in part, due to force majeure, in accordance with the sole paragraph of the Article 393 of the Brazilian Civil Code, it shall promptly communicate such impediment to the other Party and to formalize, in writing, such communication, within 2 business days of the force majeure event.

9.7.1. If the occurrence of a force majeure event is verified, the obligations that have its completion impeded will be suspended, being demandable as soon as it is possible to fulfill such obligations. Within the period of suspension of the Services due to a force majeure event, the SERVICE CONSUMER will not have to pay any amount that may be due in connection with this Agreement.

9.7.2. If the force majeure event occurs for more than 30 days, any Party may terminate this Agreement by sending the other Party a written communication with a thirty-day advance, and there shall be no penalties in connection with such termination.

9.8. The Parties hereby declare that both have their own Ethics Code and Anticorruption Policies and hereby undertake to observe and guarantee that its respective workforce respect such documents. SERVICE PROVIDER link to the Ethics Code and Anticorruption Policies: (http://www.gpabr.com/pt/etica-e- compliance/); and SERVICE CONSUMER link to the Ethics Code and Anticorruption Policies: (https://www.assai.com.br/sites/default/files/codigo_de_etica_assai.pdf) and (https://www.assai.com.br/politica-anticorrupcao).

9.8.1. The Parties hereby undertake to fulfill, and provide that is fulfilled, by itself, its affiliates, managers, employees, shareholders or other service providers, the Brazilian Anticorruption Law (Law No. 12.846/13) and related regulations, being obliged to (i) adopt the best practices of integrity and compliance, with the aim to prevent corruption acts, fraud, illicit acts or money laundering; (ii) abstain to execute corruption acts and to act in a manner that is harmful to the public administration, in the interest or in the benefit, exclusive or not, of the Parties, and, specially, not to grant anything of value to a public agent or any related person with the aim to obtain an advantage or to influence the decision making process of this public agent; and (iii) if the Parties know or get to know any act or fact that may breach the aforementioned law and regulations, it shall communicate immediately to the other Party through the following channels: (a) if, to the SERVICE PROVIDER: ouvidoria@gpabr.com and compliance@gpabr.com; and (b) if to the SERVICE CONSUMER, compliance@assai.com.br and ouvidoria@assai.com.br, which will be responsible for conduction of necessary measures.

THIRD PARTY STORES MANAGEMENT AGREEMENT

9.8.2.   All interactions with public agents will be in strict compliance with this Agreement, specially to the anticorruption clause, subject to the penalties of the law and this Agreement.

9.8.3. The Parties furthermore represent and warranty that there is not any public agent or person next to a public agent that will be direct or indirectly benefited from this Agreement.

9.9. In connection with this Agreement, the Parties hereby agree to continue to use their integrated systems such SAP and Sales Force for the control and compilation of information, charges, terms and any and all proceeding to be taken for the Services rendering.

9.10.   This Agreement substitutes and revokes all previous agreements and understanding between the Parties with the same subject.

9.11. This Agreement was prepared and signed after valuable consideration and in good faith by both Parties. Therefore, the Parties furthermore state that, for all legal effects: (i) had the previous knowledge of this Agreement and understand clearly all the obligations set forth herein; (ii) agree with the terms and conditions of this Agreement; (iii) are duly represented in accordance with their respective corporate documents and have all the necessary authorizations, powers and capacity to assume the obligations set forth herein; and (iv) the obligation set forth in this Agreement are not in conflict with other obligations assumed by the Parties in other agreements, or even with any judicial and/or administrative order.

9.12. The conditions set forth herein may be altered from time to time due to business negotiation, but the changes will only be accepted through a written and signed amendment to this Agreement.

9.13. This Agreement constitutes the sole understanding between the Parties relating to the Services.

CLAUSE 10 - CONFLICTS

10.1. The Parties hereby elect the court located in the city of São Paulo, state of São Paulo, to be the only court with jurisdiction to decide upon any conflict that may arise in connection with this Agreement, regardless of any benefit that other court may have.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered, in 2 counterparts of equal content and form, by their respective duly authorized signors and 2 witnesses.

São Paulo, January 12, 2021.

[Remainder of the page left intentionally in blank; signature page follows]

THIRD PARTY STORES MANAGEMENT AGREEMENT

/s/ Daniela Sabbag Papa	/s/ Wlamir dos Anjos
Daniela Sabag Papa	Wlamir dos Anjos
Title	Title

SENDAS DISTRIBUIDORA S/A

/s/ Natalia Innocenzi	/s/ Rodrigo Keniti Fernandes Gusukuma
Natalia Innocenzi	Rodrigo Keniti Fernandes Gusukuma
Officer	Manager

FRONTEIRA SERVIÇOS IMOBILIÁRIOS LTDA.

Witnesses:

1.	/s/ Raquel de Souza Lima Monteiro	2.	/s/ Andressa de Abreu Porta
	Tax ID No.: 360.847.728-46		Tax ID No.: 422.660.408-39
	Raquel de Souza Lima Monteiro		Andressa de Abreu Porta